Via Facsimile and U.S. Mail
Mail Stop 6010



October 12, 2005


Patrick H. O`Neill, Esq.
USHEALTH Group, Inc.
3100 Burnett Plaza, Unit 33
801 Cherry Street
Fort Worth, TX  76102

RE: 	USHEALTH Group, Inc.
      Form 10-K for fiscal year ended December 31, 2004
      Filed March 9, 2005
      File No. 0-10873

Dear Mr. O`Neill:

      We have completed our review of your Form 10-K and have no further comments at this time.


								Sincerely,



								Jim Atkinson
								Accounting Branch Chief

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